Exhibit 99.1

Contacts

Sue Ann Pentecost +1 919 456 5890
sueann.pentecost@ppdi.com Luke Heagle
+1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Sets Record and Distribution Dates

for Spin-Off of Furiex Pharmaceuticals

WILMINGTON, N.C. (May 24, 2010) - PPD, Inc. (Nasdaq: PPDI) announced today its board of directors has set the shareholder of record and distribution dates in connection with the spin-off of its wholly-owned subsidiary, Furiex Pharmaceuticals, Inc. Shareholders of record of PPD on June 1, 2010, will receive on June 14, 2010, a pro-rata dividend of one share of Furiex Pharmaceuticals common stock for every 12 shares of PPD common stock. Any fractional shares will be paid in cash.

PPD common stock will continue to trade on Nasdaq under the ticker symbol “PPDI.” Shares of Furiex Pharmaceuticals will be listed on Nasdaq under the ticker symbol “FURX.” It is anticipated that these shares will begin trading “when issued” on Nasdaq on or prior to the record date, with any trades settling within three days after the distribution date.

“We believe separating these unique businesses will allow each company to better pursue its long-term strategic initiatives and compete more effectively in its respective market,” said Fred Eshelman, executive chairman of PPD. “We are confident this move is in the best interests of both companies and their respective stakeholders.”

After the distribution is completed, the two companies will operate as independent, well capitalized, highly focused entities. PPD will continue as a leading global contract research organization, and Furiex Pharmaceuticals will advance the former compound partnering business of PPD. To facilitate the advancement of the development programs, PPD will transfer $100 million in cash and cash equivalents to Furiex Pharmaceuticals prior to the spin-off. Furiex Pharmaceuticals will also assume current accounts receivable and payable associated with the compound partnering business.

“This is a very exciting time for Furiex Pharmaceuticals, and we welcome the opportunity to continue to build upon our strong collaborations and portfolio of products,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex Pharmaceuticals.

The registration statement on Form 10 has been filed by Furiex Pharmaceuticals with the Securities and Exchange Commission, and the company expects to announce the effective date in the near future. Furthermore, the company has received a Private Letter Ruling from the

Internal Revenue Service to the effect that the dividend distribution of Furiex Pharmaceuticals’ shares to PPD shareholders will be treated as a tax-free distribution to PPD and its shareholders.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through Phase II in a cost efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company partners with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and one product on the market. The company is well capitalized with a strong cash position and committed to sustainable growth, value creation and long-term profitability.

About PPD

PPD is a leading global contract research organization, celebrating 25 years of providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 41 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the record and distribution dates for the spin-off of Furiex Pharmaceuticals, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the possibility that we will decide not to proceed with the spin-off; uncertainties surrounding the timing and results of the review of the Form 10 by the SEC, which could result in comments that could prohibit the company from proceeding with the spin-off or require significant changes to the structure or timing thereof; an independent opinion that the spin-off will be tax-free to PPD and its shareholders; risks inherent in organizing a new publicly traded company; the ability to attract and retain key personnel; risks associated with and dependence on collaborative relationships; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; and the other risk factors set forth from time to time in the Form 10 and in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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